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Exhibit 4.1

         SECURITIES PURCHASE AGREEMENT


This SECURITIES PURCHASE AGREEMENT (the "Agreement"), entered into effective this ___ day of __________ 200__, by and among Generex Biotechnology Corporation, a Delaware corporation, with headquarters located at 33 Harbour Square, Suite 202, Toronto, Ontario M5J 2G2 (the "Company"), and the investors signatory hereto (each, severally, the "Buyer" ).

WHEREAS:

A. The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

B. The Buyer wishes to purchase, upon the terms and conditions stated in this Agreement, units of securities of the Company (the "Units") consisting of shares of the Company's Common Stock ("Company Common Stock"), par value $.001 per share (the "Shares") and warrants in substantially the same form attached hereto as Exhibit A to acquire shares of Company Common Stock (the "Warrants"), each Unit to consist of one Share and a Warrant to purchase __________ (0.___) shares of the Company's Common Stock upon exercise of the Warrant ("Warrant Shares"); and

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") pursuant to which the Company has agreed to register the Shares and the Warrant Shares under the 1933 Act and SEC rules and regulations promulgated thereunder.

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1. PURCHASE AND SALE OF COMMON SHARES AND WARRANTS.
   ------------------------------------------------

Purchase of Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to the Buyer and the Buyer agrees to purchase from the Company at the Closing, as hereinafter defined), that number of Units set forth on the signature page hereto (the "Committed Units"), at a price per Unit equal to __________ dollars and ______________ cents (US$__________) (the "Unit Purchase Price").

The Buyer understands that, contemporaneously with its offer of Units to the Buyer, the Company is offering additional Units to other purchasers (the "Other Purchasers") in reliance on Regulation D and/or Regulation S promulgated under the 1933 Act. Buyer consents to such contemporaneous offers and sale of Units to Other Purchasers provided that (i) offers to Other Purchasers shall only be made to one or more qualified institutional buyers as that term is defined by Rule 144A promulgated under the 1933 Act or accredited investors as that term is defined by Rule 501(a) promulgated under the 1933 Act, on substantially similar terms to those set forth in this Agreement, and (ii) the aggregate number of Units (including the Shares and the Warrant Shares) sold to Buyer and the Other Purchasers shall not exceed 19.9% of the total number of shares of Company Common Stock outstanding prior to the first of such sales.

Subject to the satisfaction (or waiver) of the conditions contained in Sections 5 and 6, the Buyer shall pay the Units Purchase Price for the Committed Units to the Company on the Closing Date by wire transfer of immediately available funds in accordance with the Company's written wire instructions, and the Company shall thereupon issue and deliver or cause to be issued and delivered to such Buyer certificates in such denominations as the Buyer shall request representing the Shares and Warrants comprising the Committed Units purchased by the Buyer, duly executed on behalf of the Company and registered in the name of the Buyer or its designee (the "Units Certificates"). The Closing Date, shall be such date as the Company and the Buyer shall agree upon, but in no event later than _______________, 2003(such date being hereinafter referred to as "Closing Date"). The term "Closing" as used herein shall mean the delivery of the Units Certificates, the payment of the Unit Purchase Price for the Committed Units, and the delivery of such other documents and taking of such other actions as are required to be delivered or taken at the Closing pursuant to this Agreement.

                  d. The Buyer shall be entitled to purchase in exempt offerings of Company Common Stock or units of securities that include Company Common Stock issued within 6 months after the date of this Agreement for the purpose of financing by the Company (the "New Securities"). In the event the Company proposes to issue New Securities, it shall give the Buyer written notice of its intention, describing the type of New Securities, the price, the maximum amount of financing sought and the general terms upon which the Company proposes to issue the same. The Buyer shall be given 5 days from the receipt of such notice to agree to purchase or subscribe for such New Securities, at the same price and on the same terms as all other purchasers of the New Securities. The Buyers shall be required to commit in writing, at the time they exercise their right to purchase the New Securities, the amount of shares they agree to purchase. If the Buyer and the Other Purchasers commit to purchase in the aggregate more New



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Securities than the Company desires to sell, the New Securities shall be allocated among the Buyer and the Other Purchasers pro rata according to the amount of New Securities they have committed to purchase.


2. BUYER'S REPRESENTATIONS AND WARRANTIES.
   ---------------------------------------

Buyer represents and warrants that:

a. Investment Purpose. Buyer is acquiring the Shares and Warrants comprising the Units, purchased hereunder, and any Warrant Shares subsequently purchased (such Shares, Warrants and Warrant Shares being hereinafter sometimes referred to as the "Securities ") for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to an effective registration statement under the 1933 Act or an exemption from registration the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act.

b. Investor Status. Buyer is a "qualified institutional buyer" as defined in Rule 144A under the 1933 Act and/or an "accredited investor" as that term is defined in Rule 501 of Regulation D.

c. Reliance on Exemptions. Buyer understands that the Securities are being offered and sold to it in reliance on Regulation D and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of Regulation D and the eligibility of the Buyer to acquire such Securities.

d. Information. Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its advisors, if any, or its representatives shall modify, amend or affect the Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

e. No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

f. Transfer or Resale. Buyer understands that except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to Company counsel, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred without registration under the 1933 Act and in compliance with an applicable exemption from such registration.

g. Securities. Buyer understands that the certificates or other instruments representing the Securities, except as set forth below, shall bear a restrictive legend in substantially the following form (and the Company shall be required to issue a stop-transfer order against transfer of such stock certificates if the Securities are not transferred in accordance with the following legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR (2) IN A TRANSACTION THAT MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE 1933 ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act and the Buyer has sold the Securities and has fulfilled the applicable prospectus delivery requirements (a "prospectus sale"), (ii) in connection with any transaction other than a prospectus sale, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to Company counsel, to the effect that a public sale, assignment or transfer of the Securities has been or will be made without registration under the 1933 Act.

h. Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and



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other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

i. Residency. Buyer certifies that it resides or has a bona fide place of business at its address set forth on Schedule 1.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
   ----------------------------------------------

The Company represents and warrants to each of the Buyer that:

a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns a controlling position of capital stock or holds a controlling position of an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results or operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

b. Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares and the Warrants and the reservation for issuance and the issuance of the Warrant Shares issuable upon exercise thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

c. Issuance of Securities. The Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. The shares of Common Stock issued pursuant to this Agreement have been duly authorized and reserved for issuance upon exercise of the Warrants. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Company Common Stock.

d. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the Company's issuance of the Common Shares and the reservation for issuance and issuance of the Warrant Shares) will not (i) result in a violation of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation") or the Company's By-laws, as amended and as in effect on the date hereof (the "By-laws") or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, or By-laws or their organizational charter or by-laws, respectively. Neither the Company or any of its Subsidiaries is in violation or any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments which would not have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market (as defined below).


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e. SEC Documents; Financial Statements. As of the Closing, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Buyer with any material, nonpublic information.

f. Absence of Certain Changes. Since the most recent filing by the Company with the SEC, except as publicly announced by the Company through generally recognized financial reporting services, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

g. Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Company's common stock, the Common Shares or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such that would have a Material Adverse Effect.

h. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company to third parties other than the Buyer and Other Purchasers for purposes of the 1933 Act so as to render invalid the exemption from registration provided under Regulation D or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings so as to render invalid the exemption from registration provided under Regulation D.

i. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of the Company Common Stock and which has not been publicly announced.

j. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

k. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened.

l. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two years from the date of this Agreement. Except as



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set forth in the SEC Documents, the Company and its Subsidiaries do not have any knowledge of any infringement or misappropriation or alleged infringement or misappropriation by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

m. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

n. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

o. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged and the Company does not have any reason to believe it will not be able to renew its existing insurance coverage under substantially similar terms for the next two (2) years.

p. Regulatory Permits. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as presently conducted, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

q. Tax Status. The Company and each of its Subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

s. Transactions With Affiliates. Except as set forth in the SEC Documents filed at least ten days prior to the date hereof, none of the officers, control parties, control entities, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

t. Eligibility. The Company is currently eligible to register the resale of the Shares and Warrant Shares on a registration statement on Form S-3 under the 1933 Act.

u. The authorized capital stock of the company consists of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 19,994,000 shares were issued and outstanding at January 31, 2003. As of April 30, 2003, approximately 9,800,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options and warrants at an average exercise price of approximately $$6.89 per share. In addition, the Company has 1,000,000 shares of preferred stock, $0.001 par value per share, of which 2,123 shares were issued and outstanding at January 31, 2003, including 1,000 shares of Special Voting Rights Preferred Stock and 1,123 shares of Series A Preferred Stock (collectively, the "Preferred Stock"). All of the outstanding shares of the Company's Common Stock and Preferred Stock have been duly and validly authorized and are fully-paid and non-assessable. Except as disclosed in this Agreement, the Registration Rights Agreement and/or the SEC Documents, there are no options, warrants, contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.

4. COVENANTS.
   ----------

a. Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

b. Reporting Status. Until the earlier of (i) the date which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Shares or Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which the Investors shall have sold all the Shares and Warrant Shares (the "Registration Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

c. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as that term is defined in the Registration Rights Agreement) on Nasdaq and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of Company Common Stock on Nasdaq. The Company shall promptly, and in no event later than the following business day, provide to the Buyer copies of any notices it receives from the Nasdaq regarding the continued eligibility of Company common stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(c).

d. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrants.

e. Independent Auditors. The Company shall, until at least three (3) years after the Closing Date, maintain as its independent auditors an accounting firm authorized to practice before the SEC.

f. Corporate Existence and Taxes. The Company shall, until at least the later of
(i) the date that is three (3) years after the Closing Date or (ii) the sale of all of the Common Shares purchased pursuant to this Agreement, maintain its corporate existence in good standing (provided, however, that the foregoing covenant shall not prevent the Company from entering into any merger or corporate reorganization as long as the surviving entity in such transaction, if not the Company, has common stock listed for trading on Nasdaq, the New York Stock Exchange or the American Stock Exchange; and (iii) shall pay all its taxes when due except for taxes which the Company disputes).

5. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.
   -----------------------------------------------

The obligation of the Company hereunder to issue and sell the Common Shares and Warrants to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

a. The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to Company.

b. The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

c. The Buyer shall have delivered to the Company such other documents relating to the transactions as are contemplated by this Agreement.

         d. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or issued by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by, or materially and adversely affect the rights and/or obligations of the Company arising under this Agreement.

6. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.
   -------------------------------------------------

The obligation of the Buyer hereunder to purchase the Units at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyer's sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

a. The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer.

b. The Company's common stock shall be authorized for quotation on Nasdaq and trading in Company common stock shall not have been suspended by the SEC or Nasdaq.

c. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

d. The Company shall have delivered to Buyer the opinion of the Company's counsel dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

e. The Company shall have made all filings, other than those contemplated by the Registration Rights Agreement, under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

f. The Company shall have delivered to the Buyer such other documents relating to the transactions as are contemplated by this Agreement.

         g. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or issued by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by, or materially and adversely affect the rights and/or obligations of the Buyer arising under this Agreement.

7. INDEMNIFICATION.
   ----------------

In consideration of Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

8. LIQUIDATED DAMAGES.
   -------------------

The Company agrees that Buyer will suffer damages if the Company violates any provision of or fails to fulfill any of its obligations or duties pursuant to the Transaction Documents (other than the Registration Rights Agreement) and such violation or failure directly or indirectly restricts Buyer from selling, transferring or disposing of its Common Shares (a "Company Violation"), and that it would not be possible to ascertain the extent of such damages. Accordingly, in the event of such Company Violation, the Company hereby agrees to pay liquidated damages ("Liquidated Damages") to such Buyer following the occurrence of such Company Violation in an amount determined by multiplying (i) one and one-half percent (1 1/2%) of the Units Purchase Price per Common Share then held by such Buyer by (ii) the percentage derived by dividing (A) the actual number of days elapsed from the first day of the date that an uncured Company Violation occurred or the end of the prior 30-day period, as applicable, to the day all Company Violations have been completely cured, by (B) 30. Liquidated Damages shall be paid in cash. The Liquidated Damages payable pursuant hereto shall be payable within five (5) business days from the end of the 30-day period commencing on the first 30-day period in which the Company Violation occurs. Notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable under this paragraph in respect of any Company Violation which also constitutes a Registration Default under the Registration Rights Agreement entered into by Buyer and the Company as of the date of this Agreement.

9. GOVERNING LAW; MISCELLANEOUS.
   -----------------------------

a. Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by and construed in all respects by the internal laws of the State of Delaware (except for the proper application of the United States federal securities laws), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Philadelphia. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by e-mail (provided that the transmission is electronically tracked and the results of tracking kept on file by the sending party); or (iv) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The mailing addresses, facsimile numbers and e-mail addresses for such communications shall be as set forth below, or at such other mailing address, facsimile number and/or e-mail address, and/or to the attention of such other person, as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change:

If to the Company:

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario M5J 2G2
Telephone:        (416) 364-2551
Facsimile:        (416) 364-9363
E-mail:           rperri@generex.com
Attention:        Rose Perri

With a copy to:

Eckert Seamans Cherin & Mellott
1515 Market Street, 9th Floor
Philadelphia, Pennsylvania 19102-1909
Telephone:        (215) 851-8472
Facsimile:        (215) 851-8383
E-mail:           gxm@escm.com
Attention:        Gary A. Miller, Esq.

If to a Buyer:

to it at the mailing address, facsimile number or e-mail address set forth on Schedule 1 with copies to such Buyer's representatives as set forth on
Schedule 1.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Assignee of Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. Buyer may assign some or all of its rights hereunder without the consent of the

Company, provided, however, that any such assignment shall not release Buyer from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i. Survival. Unless this Agreement is terminated under Section 9(k), the agreements and covenants set forth in Sections 4, 5 and 9, the indemnification provisions set forth in Section 7, and the liquidated damages provisions set forth in Section 8 shall survive the Closing. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Termination. If Closing does not occur due to the Company's or Buyer's failure to satisfy the conditions set forth in Sections 5 or 6 above (and the non-breaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

l. Placement Agent or Finder. The Company shall be responsible for the payment of any fees or broker's commissions due to The Shemano Group, Inc. or any other party relating to or arising out of the transactions contemplated hereby as a result of any engagement or undertaking made by the Company with the persons claiming such fees or commissions, and shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such engagement or undertaking by the Company.

m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

n. Remedies. The Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

o. Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyer hereunder or pursuant to the Transaction Documents or the Buyer enforces or exercise its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

GENEREX BIOTECHNOLOGY
CORPORATION

By:
Name:
Title:

BUYER:



By:

         SCHEDULE 1: SECURITIES PURCHASED/BUYER DATA

       Buyer's Name              Buyer's Mailing           Purchase          Number of          Number of             Buyer's
                                     Address,                Price         Common Shares      Warrant Shares     Representatives'
                               Facsimile Number and                                                              Mailing Address,
                                  E-mail Address                                                                 Facsimile Number
                                                                                                                        and
                                                                                                                  E-mail Address
----------------------------- ------------------------ ---------------- ------------------- ------------------ --------------------










----------------------------- ------------------------ ---------------- ------------------- ------------------ --------------------



                                    EXHIBITS
                                    --------




Exhibit A         Form of Warrant
Exhibit B         Form of Registration Rights Agreement
Exhibit C         Form of Company Counsel Opinion